Exhibit 21


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Phoenix Leasing Incorporated:

We have audited the accompanying consolidated balance sheets of Phoenix Leasing Incorporated (a California corporation) and Subsidiaries as of June 30, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Incorporated and Subsidiaries as of June 30, 1998 and 1997, in conformity with generally accepted accounting principles.




San Francisco, California,                                   ARTHUR ANDERSEN LLP
September 9, 1998


                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                          June 30,      June 30,
                                                                            1998          1997
                                                                            ----          ----
Cash and cash equivalents                                               $ 6,530,661  $11,409,747
Investments in marketable securities                                      7,313,855    5,105,289
Trade accounts receivable, net of allowance for doubtful accounts
   of $55,173 and $121,944 at June 30, 1998 and 1997, respectively          131,575      289,284
Receivables from Phoenix Leasing Partnerships, other affiliates and
   trusts                                                                 4,515,180    4,315,315
Notes receivable from related party                                       3,053,037    1,002,060
Equipment subject to lease                                                6,622,323    4,320,755
Notes receivable                                                         11,814,873    5,825,842
Investments in Phoenix Leasing Partnerships                               2,085,922    1,678,239
Property and equipment, net of accumulated depreciation of $11,541,407
   and $10,881,577 at June 30, 1998 and 1997, respectively                5,900,642    6,009,049
Capitalized initial direct costs of originating leases and loans            464,207      150,767
Other assets                                                              2,490,060    2,936,974
                                                                        -----------  -----------

         TOTAL ASSETS                                                   $50,922,335  $43,043,321
                                                                        ===========  ===========

                      LIABILITIES AND SHAREHOLDER'S EQUITY

LIABILITIES:

Warehouse lines of credit                                               $19,139,328  $10,310,568
Payables to affiliates                                                      382,264    2,950,748
Accounts payable and accrued expenses                                     3,806,494    2,374,490
Long-term debt                                                              140,215      147,532
Deficit in investments in Phoenix Leasing Partnerships                      409,131      738,297
                                                                        -----------  -----------

         TOTAL LIABILITIES                                               23,877,432   16,521,635
                                                                        -----------  -----------

Minority Interests in Consolidated Subsidiaries                             122,744      105,901
                                                                        -----------  -----------

Commitments and Contingencies (Note 13)

SHAREHOLDER'S EQUITY:

Common stock, without par value, 30,000,000 shares
   authorized, 5,433,600 issued and outstanding at
   June 30, 1998 and 1997, respectively                                      20,369       20,369
Additional capital                                                       11,466,920   11,466,920
Unrealized gains on investments in securities, available for sale           236,392      243,311
Retained earnings                                                        15,198,478   14,685,185
                                                                        -----------  -----------

         TOTAL SHAREHOLDER'S EQUITY                                      26,922,159   26,415,785
                                                                        -----------  -----------

         TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                     $50,922,335  $43,043,321
                                                                        ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1998

Note 1. Summary of Significant Accounting Policies:

         a. Organization - Phoenix Leasing Incorporated and subsidiaries (the Company), a wholly owned subsidiary of Phoenix American Incorporated (PAI), is engaged in the organization and management of partnerships which specialize in the purchase and lease of primarily high-technology and data processing equipment. The partnerships purchase equipment directly from equipment vendors for lease to financial, commercial and industrial businesses and governmental agencies. The partnerships also finance transactions in the areas of microcomputers and emerging growth companies. The Company also engages in similar leasing activities for its own account and pools these loans and leases for sale to trusts which engage in the sale of asset backed securities . The Company also provided ongoing equipment maintenance services for end-users of high-technology data processing equipment and graphic plotters. This business operation was sold in May 1997.

         b. Principles of Consolidation - The consolidated financial statements include the accounts of Phoenix Leasing Incorporated and its wholly or majority-owned subsidiaries and subsidiaries over which the Company exerts control. All significant intercompany accounts and transactions have been eliminated in consolidation.

             Except as otherwise explained below, minority interests in the net assets and net income or loss of majority-owned subsidiaries are allocated on the basis of the proportionate ownership interests of the minority owners.

             Three of the consolidated subsidiaries are California limited partnerships (the Partnerships) which are general partners of three of the Phoenix Leasing Partnerships. As of June 30, 1998, the Company held a 50%
general partner ownership interest in two of the Partnerships and a 62.5% interest in one. Under the terms of the partnership agreements, profits and losses attributable to acquisition fees paid to the Partnerships from Phoenix Leasing Partnerships are allocated to the limited partner (the minority owner in the Partnerships) in proportion to the limited partner's ownership interest. All remaining profits and losses are allocated to the Company. Distributions to the partners are made in accordance with the terms of the partnership agreement. The limited partner of each of the Partnerships is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of the Company, who is the owner of PAI.

         c. Investments - Investments in Phoenix Leasing Partnerships reflect the Company's equity basis in the Phoenix Leasing Partnerships. Under the equity method of accounting the original investment is recorded at cost and is adjusted periodically to recognize the Company's share of earnings, losses and distributions after the date of acquisition. The Company has adopted the equity method of accounting on the basis of its control and significant influence over the Phoenix Leasing Partnerships.

         d. Lease Accounting - The Company's leasing operations consist of both financing and operating leases. The method of accounting for finance leases recognizes unearned income at the inception of the lease calculated as the excess of net rentals receivable and estimated residual value at the end of the lease term over the cost of the equipment leased. Unearned income is amortized monthly over the term of the lease on a declining basis to provide an approximate level rate of return on the unrecovered cost of the investment. Initial direct costs of originating new leases are capitalized and amortized over the initial lease term.

             When accounting for operating leases, the leased equipment is recorded as an asset, at cost, and is depreciated on a straight-line basis over its estimated useful life, ranging up to six years. Rental income represents the rental payments due during the period under the terms of the lease.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1998


Note 1. Summary of Significant Accounting Policies (continued):

             The Company is the lessor in leveraged lease agreements under which computer equipment having an estimated useful life of 5 years was leased for periods from 4-5 years. The Company is the equity participant and equipment owner. A portion of the purchase price was furnished by third-party financing in the form of long-term debt that provides no recourse to the Company and is secured by a first lien on the financed equipment.

         e. Property and Equipment - Property and equipment which the Company holds for its own use are recorded at cost and depreciated on a straight-line basis over estimated useful lives ranging up to 45 years.

         f. Income Taxes - The Company is included in consolidated and combined tax returns filed by PAI. See Note 15 for further information.

         g. Investments in Securities - Investments in securities, available for sale, are stated at fair value or amortized cost which approximates fair value, as specified by SFAS 115. Interest is recognized when earned.

         h. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         i. Reclassification - Certain 1997 balances have been reclassified to conform to the 1998 presentation.


Note 2.   Receivables from Phoenix  Leasing Partnerships,  Other Affiliates, and
          Trusts:

         Receivables from Phoenix Leasing Partnerships, other affiliates and trusts consist of the following as of June 30:

                                                              1998        1997
                                                              ----        ----

Management fees                                           $  342,154  $  156,688
Acquisition fees                                             308,182     283,133
Other receivables from Phoenix Leasing Partnerships, net     846,578   3,353,327
Servicer advances due from unaffiliated Trusts               468,453     230,478
Receivable from Parent                                     2,511,601        --
Receivables from other corporate affiliates                   38,212     291,689
                                                          ----------  ----------

                                                          $4,515,180  $4,315,315
                                                          ==========  ==========


Note 3. Investments in Phoenix Leasing Partnerships:

         The Company records its investments in Phoenix Leasing Partnerships under the equity method of accounting. The ownership interest percentages vary, ranging from .5% up to 25%. As general partner, the Company has complete authority in, and responsibility for, the overall management and control of each

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1998


Note 3. Investments in Phoenix Leasing Partnerships (continued):

partnership, which includes responsibility for supervising partnership acquisition, leasing, remarketing and sale of equipment. Distributions of cash from the partnerships are made at the discretion of the general partner; historically, a significant portion of the partnerships' earnings has been distributed annually.

         The activity in the investments in Phoenix Leasing Partnerships for the years ended June 30 are as follows:

                                                    1998                1997
                                                    ----                ----

         Balance, beginning of year              $   939,942        $ 1,012,671
         Additional investments                    6,109,431            178,243
         Equity in earnings (losses)                (664,595)         2,933,649
         Cash distributions                       (4,707,987)        (3,184,621)
                                                 -----------        -----------

         Balance, end of year                    $ 1,676,791        $   939,942
                                                 ===========        ===========

         The Company's total investments in Phoenix Leasing Partnerships are comprised of investments in certain partnerships which are subject to fluctuations due to partnerships' performances and timing of cash distributions. At times the investment in those partnerships will be a deficit.

         In addition, four of the Phoenix Leasing Partnerships ceased operations as of December 31, 1997. At closing, the Company, as General Partner, was required to make additional capital contributions to the extent of differences between the Partnership's general partner's tax capital account and book capital account balances. The capital contributions were subsequently written off to bring the book capital account balance to $0.

         The aggregate positive investment and aggregate deficit investment balances are presented separately on the balance sheets as of June 30, 1998 and 1997.

         The partnerships own and lease equipment. All debt of the partnerships is secured by the equipment and is without recourse to the general partners. The unaudited financial statements of the partnerships reflect the following combined, summarized financial information as of June 30, 1998 and for the twelve months then ended:

         Assets                                             $85,615,000
         Liabilities                                          7,763,000
         Partners' Capital                                   77,852,000
         Revenue                                             24,962,000
         Net Income                                          12,186,000


Note 4.  Equipment Subject to Lease and Notes Receivable:

         Equipment subject to lease includes the Company's investments in leveraged leases, investments in financing leases, operating leases and notes receivable.

         The Company purchases equipment subject to operating and full payout leases with the intention of selling the equipment to one of its affiliated limited partnerships or to trusts. Should the equipment be sold to an affiliated

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1998


Note 4.  Equipment Subject to Lease and Notes Receivable (continued):

limited partnership, the sales price will be the original purchase price paid by the Company, plus any net acquisition and holding costs reduced by any rental payments received by the Company during the warehousing period. When the equipment is sold to a trust, the Company earns a brokerage commission.

         Equipment subject to lease consists of the following at June 30:

                                                       1998          1997
                                                       ----          ----

         Equipment on lease, net of accumulated
           depreciation of $47,146 and $47,177
           at June 30, 1998 and 1997, respectively  $     8,154  $    83,057
         Leveraged leases                             1,051,728    1,913,392
         Equipment held for resale                      252,133      225,084
         Investment in financing leases               4,954,636    1,863,214
         Lease Residuals                                297,905         --
         Operating leases                                57,766      236,008
                                                    -----------  -----------
           Total equipment subject to lease         $ 6,324,417  $ 4,320,755
                                                    ===========  ===========

         Notes receivable                           $11,814,873  $ 5,825,842

         Leveraged Leases:
         ----------------

         The Company's net investment in leveraged leases is composed of the following elements at June 30:
                                                       1998          1997
                                                       ----          ----

         Rental receivable (net of principal and
           interest on the nonrecourse debt)       $      --     $      --
         Estimated residual value of leased assets   1,740,972     2,602,636
         Less:  Unearned and deferred income          (689,244)     (689,244)
                                                   -----------   -----------

         Net investment in leveraged leases        $ 1,051,728   $ 1,913,392
                                                   ===========   ===========

         Investment in Financing Leases:
         ------------------------------

         The Company has entered into direct lease arrangements with companies engaged in different industries located throughout the United States. Generally, it is the responsibility of the lessee to provide maintenance on leased equipment.

         The Company's net investment in financing leases consists of the following at June 30:

                                                       1998          1997
                                                       ----          ----

         Minimum lease payments to be received     $ 6,594,860   $ 2,420,101
         Less:  unearned income                     (1,584,490)     (542,155)
                allowance for early termination        (55,734)      (14,732)
                                                   -----------   -----------

         Net investment in financing leases        $ 4,954,636   $ 1,863,214
                                                   ===========   ===========

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1998


Note 4.  Equipment Subject to Lease and Notes Receivable (continued):

         Minimum rentals to be received on non-cancelable financing leases for the years ended June 30, are as follows:

         1999                                              $ 1,554,861
         2000                                                1,560,606
         2001                                                1,532,905
         2002                                                1,294,282
         2003                                                  642,901
         Thereafter                                              9,305
                                                           -----------

           Total                                           $ 6,594,860
                                                           ===========

         Notes Receivable:
         ----------------

         Notes receivable for the years ended June 30, are as follows:

                                                         1998            1997
                                                         ----            ----

           Notes receivable from emerging growth and
         other companies with stated interest ranging
         from 9% to 20.7% per annum receivable in
         installments ranging from 35 to 86 months
         collateralized by the equipment financed    $ 12,195,557   $  5,825,842
         Less:  allowance for losses                     (380,684)          --
                                                     ------------   ------------

         Total                                       $ 11,814,873   $  5,825,842
                                                     ============   ============

        Minimum payments to be received on non-cancelable notes receivable for the years ended June 30, are as follows:

         1999                                             $  3,727,594
         2000                                                3,743,647
         2001                                                3,708,383
         2002                                                2,878,901
         2003                                                1,816,735
         Thereafter                                            937,524
                                                          ------------
           Total minimum payments to be received            16,812,784
         Less: unearned interest                            (4,617,227)
               allowance for losses                           (380,684)
                                                          ------------
           Net investment in notes receivable             $ 11,814,873
                                                          ============


Note 5.  Sale of Leased Assets and Notes Receivable:

         The Company adopted SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", as it relates to transactions including revolving periods completed after January 1, 1997. Prior to this date, such transactions were accounted for under SFAS 77, "Reporting by Transferors for Transfers of Receivables without Recourse". The change in standards did not have a material effect on the financial statements of the Company during the year ended June 30, 1997.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1998


Note 5.  Sale of Leased Assets and Notes Receivable (continued):

         The Company temporarily funds and holds equipment financing transactions structured as either financing leases or notes receivable. These financing transactions are held by the Company for a short period of time before they are then transferred to a special purpose entity for the purpose of securitizing the payment streams. To date, the Company has been involved in five such securitization transactions. The first three transactions were entered into prior to June 30, 1997, the fourth transaction was entered into on November 25, 1997, and the fifth on May 25, 1998. Pursuant to these securitization transactions, the Company may continue to transfer additional finance leases or notes receivable to these special purpose entities on a monthly basis for a period of one year from the date of each securitization transaction. During the year ended June 30, 1998, the Company transferred additional financing leases and notes receivable to special purpose entities.


Note 6.  Property and Equipment:

         Major classes of property and equipment at June 30 are as follows:

                                                        1998             1997
                                                        ----             ----

         Land                                       $  1,077,830   $  1,077,830
         Buildings                                     7,452,634      7,420,201
         Office furniture, fixtures and equipment      8,012,736      7,468,072
         Other                                           898,849        924,523
                                                    ------------   ------------

                                                      17,442,049     16,890,626
         Less accumulated depreciation and
           amortization                              (11,541,407)   (10,881,577)
                                                    ------------   ------------

         Net Property and Equipment                 $  5,900,642   $  6,009,049
                                                    ============   ============

         PAI owns its headquarters building in San Rafael, California. The Company paid $7,749,476 to purchase the land and construct the building. The cost of construction was paid for with a combination of $2,749,476 in cash from the Company's operations and a $5,000,000 advance from PAI. The $5,000,000 advance is included as a reduction in receivable from Phoenix Leasing Partnerships and other affiliates. PAI has pledged the market value of the building as security for a $5,000,000 Industrial Revenue Bond ("IRB") which PAI has with the City of San Rafael, California. The principal of the IRB is payable in a lump sum payment on October 1, 2004.

         As of June 30, 1998, a portion of the Company's headquarters has been leased to third parties. The remaining lease term is for less than one year and the minimum lease payments receivable is $146,055.


Note 7.  Investments in Securities:

        The Company accounts for its investments in securities under the Financial Accounting Standards Board issued Statement of Financial Accounting
Standards No. 115 - Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). This pronouncement prescribes specific accounting
treatment   for   investments   based  on   their   classification   as   either
held-to-maturity securities (HTM), available-for-sale securities (AFS) or trading securities, as defined in the statement.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1998


Note 7.  Investments in Securities (continued):

        In connection  with the five prior lease and note  securitizations  (see
Note 7) the Company has acquired Class C Equipment Investment Trust Certificates (Class C Shares) and notes. The Class C Shares are classified as AFS and are reported at their amortized cost of $6,880,457 and $4,658,771, as of June 30, 1998 and 1997, respectively, which approximates fair value. The Class C Shares do not have a specified contractual maturity.

         All other equities held by the Company are classified as AFS and are reported at their fair value of $433,397 and $446,518 at June 30, 1998 and 1997, respectively. Gross unrealized gains on such securities as of June 30, 1998 and 1997 were $393,987 and $405,518, respectively.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards requiring every derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

         Statement 133 is effective for fiscal years beginning after June 15, 1999. Statement 133 cannot be applied retroactively. Statement 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, substantively modified after December 31, 1997.

         The Company has not yet quantified the impacts of adopting Statement 133 on our financial statements and has not determined the timing of or method of our adoption of Statement 133. However, the Statement could increase volatility in earnings and other comprehensive income.


Note 8.  Fair Value of Financial Instruments:

         Investments in Securities
         -------------------------

         The carrying amounts of investments in securities, available for sale, reported in the balance sheets approximate their fair values.

         Notes Receivable and Debt
         -------------------------

         The fair values of the Company's notes receivable and debt are estimated based on the market prices of similar instruments or on the current market interest rates for instruments with similar terms, maturities, and risks. The estimated fair values of the Company's notes receivable and debt approximate the carrying amounts reported in the balance sheets.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1998


Note 9.  Short-Term and Warehouse Lines of Credit:

         To provide interim financing for equipment and working capital needs, the Company executes lines of credit which consist of short-term notes with banks with interest rates equal to the prime rate or the banks' index rate. All lines of credit are renewable annually at the banks' option.

         As of June 30, 1998, the Company, through PAI, had access to one short-term line of credit totaling $2.5 million, all of which was available. Draw downs under this credit line are secured by the Company's receivables from Phoenix Leasing Partnerships and its Class C shares.

         In addition, the Company has two secured short-term warehouse lines of credit totaling $47.5 million, which are used to provide interim financing for the acquisition of equipment and the financing of notes receivable. As of June 30, 1998 and 1997, $19.1 and $10.3 million, respectively, of these lines have been drawn down and are due in one year or less. The draw downs under these lines are collateralized by investments in financing leases and notes receivable included in equipment subject to lease and by a second lien on the Company's Class C shares. The interest rate is tied to the Bank's base rate or the IBOR (Eurodollar) rate. The commitment period for one of the lines of credit which totals $22.5 million terminates on December 31, 1999. The second line of credit which totals $25 million terminates on August 31, 1999. Monthly payments are based on the lesser of the aggregate payments received by the Company on its leases and notes receivable or the aggregate principal and interest amount outstanding on the credit line.

         In connection with the Company's lines of credit, various financial ratios and other covenants must be maintained. The Company has guaranteed its right, title and interest in certain of its assets and the future receipts from these assets in order to secure payment and performance of these credit lines.


Note 10.  Long-Term Debt:

         Long-term debt consists of the following at June 30:

                                                              1998         1997
                                                              ----         ----

                Mortgage payable at varying interest
           rates with an initial rate of 8.75% secured by
           a first deed of trust on real property with a
           value of $167,650.  Note is amortized over
           83 months with monthly payments of $559 and
           a final payment of $121,267.                     $140,215    $147,532
                                                            ========    ========

The aggregate long-term debt maturities for the fiscal years ended June 30, are as follows:

         1999                                               $  6,706
         2000                                                  6,706
         2001                                                126,803
                                                            --------
         Total                                              $140,215
                                                            ========


Note 11.  Income Taxes:

         The Company's income or loss for tax reporting purposes is included in the consolidated and combined tax returns filed by PAI which are prepared on the accrual basis of accounting. In accordance with a Tax Sharing Agreement

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1998


Note 11.  Income Taxes (continued):

effective July 1, 1991, between the Company and PAI, PAI has assumed all tax liabilities and benefits arising from the Company's income or loss.

         The Company computes its tax benefit or provision and the related liability is transferred to PAI.

         The provision for income taxes for the year ended June 30 consists of the following:

                                                         1998           1997
                                                         ----           ----

         Current tax expense (benefit)                $1,198,968    $ (111,925)
         Deferred tax (benefit) expense                 (913,044)      670,305
                                                      ----------    ----------

                                                      $  285,924    $  782,230
                                                      ==========    ==========

         Cumulative temporary differences of $6,554,133 and $10,097,889 as of June 30, 1998 and 1997, respectively, are primarily related to differences in book and tax accounting treatments for leveraged leases.

         The difference between the effective tax rate and statutory tax rate is due to certain expenses deductible for financial reporting purposes but not for tax purposes, state tax expense net of federal benefit and other miscellaneous items.


Note 12.  Transactions with Related Parties:

         The Company provided a line of credit totaling $8,000,000 to its principal shareholder which was recourse to the assets and common stock of Phoenix Precision Graphics, Inc. (PPG) (a Nevada corporation owned by the principal shareholder). At June 30, 1997, $511,493 of this line of credit was outstanding and is included in notes receivable from related parties. On April 1, 1998, the Company's principal shareholder contributed the assets and liabilities of Phoenix Precision Graphics, Inc. (PPG) to the Company. PPG is a electrostatic plotter manufacturing company which is currently in the research and development phase. At the time of contribution, PPG had total assets of $1,949,436 and liabilities which the Company assumed totaling $577,016. The Company's financial statements include this transaction as though the contribution occurred on July 1, 1996.

         The Company provided an interest bearing line of credit to PAI's controlling shareholder, which was secured by common stock of Phoenix Fiberlink Inc. (a Nevada Corporation, owned by the principal shareholder). At June 30, 1997, $199,105 of this line of credit has been drawn down and is included in notes receivable from related party. This note was paid in full in October 1997.

         The Company earned a management fee from an affiliate of $154,622 and $515,137 for the years ended June 30, 1998 and 1997, respectively. This management fee is included in Portfolio management fees.

         As of January 1, 1997, the Company transferred certain assets and liabilities to a non-consolidated affiliate, ReSource/Phoenix, Inc., wholly owned by the Company's controlling shareholder. No gain or loss was recorded as a result of this transaction. In addition, the Company transferred all of its third party resource service contracts to ReSource/Phoenix, Inc. The Company recorded fees from these contacts of $657,295 for the period July 1, 1996 through December 31, 1996. ReSource/Phoenix, Inc. will continue to provide

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1998


Note 12.  Transactions with Related Parties (continued):

Accounting, Investor Administration, and Information Technology services to the Company.

         The Company provides an interest bearing line of credit to ReSource/Phoenix, Inc., which is secured by common stock of ReSource/Phoenix, Inc. (an affiliated Nevada corporation). As of June 30, 1998, $3,053,037 of this line of credit had been drawn down and is included in notes receivable from related party.


Note 13.  Commitments and Contingencies:

         The Company has entered into agreements which contain specific purchase commitments. The Company may satisfy these commitments by purchasing equipment for its own account or by assigning equipment purchases to its affiliated partnerships. At June 30, 1998 the Company anticipates being able to satisfy its future obligations under the agreements.

         On October 28, 1997 a Class Action Complaint was filed against Phoenix Leasing Incorporated, Phoenix Leasing Associates II, LP, Phoenix Leasing Associates III, LP, Phoenix Securities Inc. and Phoenix American Incorporated (the "Companies") in California Superior Court for the County of Sacramento by eleven individuals on behalf of investors in Phoenix Leasing Cash Distribution Funds I through V (the "Partnerships"). The Companies were served with the Complaint on December 9, 1997. The Complaint seeks declaratory and other relief including accounting, receivership, imposition of constructive trust and judicial dissolution and winding up of the Partnerships, and damages based on fraud, breach of fiduciary duty and breach of contract by the Companies as general partners of the Partnerships. Plaintiffs served an amended complaint on August 17, 1998. Discovery has not yet commenced. The Companies intend to vigorously defend the Complaint.


Note 14.  Subsequent Events:

         Effective July 1, 1998, the Company and all its subsidiaries adopted treatment as an Subchapter "S" Corporation pursuant to the Federal Income Tax Regulations for tax reporting purposes and changed its fiscal year end from June 30 to September 30.

         On July 15, 1998, the Company entered into a term loan agreement with a Bank to borrow up to $10 million. Draw-downs under this term loan are secured by equipment lease or loan contracts and repayment of the term loan is guaranteed by the Company. The interest rate is a fixed rate equal to the two-year U.S. Treasury (in effect at the time of the draw-downs) plus a margin. Monthly payments of principal and interest are equal to cash received pursuant to the lease and loan contracts less a .125% servicing fee and all expenses paid for legal and collection expenses. The entire unpaid principal is due 48 months after the draw down has occurred. On August 24, 1998, the Company borrowed $9,999,648 of this term-loan to purchase equipment lease or loan contracts.



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